Exhibit 99.1

Catalyst Biosciences Appoints Clinton Musil as Chief Financial Officer

SOUTH SAN FRANCISCO, Calif. – June 15, 2020 – Catalyst Biosciences, Inc. (NASDAQ: CBIO), today announced the appointment of Clinton Musil as its new chief financial officer, effective July 1, 2020.

“Mr. Musil brings a deep understanding of capital markets, financial strategy and M&A experience to the Company and we are delighted to have him join Catalyst’s executive leadership team,” said Nassim Usman, Ph.D., president and chief executive officer of Catalyst. “His business and financial expertise will be instrumental in building our pipeline in rare hematologic and complement-mediated disorders.”

Clinton Musil previously held the position of Chief Business Officer at Personalis, where he helped build a pipeline and rapidly scale revenue as well as complete the Company’s $150 million initial public listing. Prior to Personalis, Mr. Musil was a member of the executive management team at ARMO Biosciences, where he oversaw the Company’s initial public offering and $1.6 billion sale to Eli Lilly. In addition to his operational experience, Clinton brings an extensive background in healthcare investment banking. Earlier in his career, Mr. Musil served in various positions at Gilead Sciences and Sanofi. Mr. Musil received a B.S. in Molecular and Cellular Biology from the University of Arizona and an M.B.A. from Harvard Business School.

Mr. Musil added, “I am very excited to join Catalyst at this stage of its development and believe my experience complements the management team already in place. Catalyst is developing differentiated assets with the potential to change the lives of patients. I look forward to contributing to the Company’s financial and strategic initiatives as we build a world-class biotechnology company.”

About Catalyst Biosciences

Catalyst is a research and clinical development biopharmaceutical company focused on addressing unmet needs in rare hematologic and systemic complement-mediated disorders. Our protease engineering platform includes development programs in hemophilia, a research program on subcutaneous (SQ) systemic complement inhibitors and a partnered preclinical development program with Biogen for dry age-related macular degeneration (AMD). One of our key competitive advantages is that the product candidates generated by our protease engineering platform have improved functionality and potency. These characteristics allow for improved dosing of our candidates including SQ systemic administration of recombinant coagulation factors and complement inhibitors, low-dose, high activity gene therapy constructs, and less frequently dosed intravitreal therapeutics. Our most advanced asset, SQ MarzAA has successfully completed Phase 2 development in prophylaxis, significantly reducing the annualized bleed rate (ABR) in individuals with Hemophilia A or B with inhibitors. Following regulatory guidance from the FDA and EMA, we recently announced the design of a Phase 3 registration study that is planned for late 2020. Subcutaneous dalcinonacog alfa (DalcA) is being developed for the treatment of Hemophilia B and has demonstrated efficacy and safety in a Phase 2b clinical trial. We have a discovery stage Factor IX gene therapy construct - CB 2679d-GT - for Hemophilia B, that has demonstrated superiority compared with the Padua variant in preclinical models. Finally, we have a global license and collaboration agreement with Biogen for the development and commercialization of anti-complement Factor 3 (C3) pegylated CB 2782 for the potential treatment of geographic atrophy-associated dry AMD. For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements about plans for the Phase 3 trial of MarzAA in late 2020, the potential uses and benefits of MarzAA and DalcA to effectively and therapeutically treat hemophilia subcutaneously, the superiority of CB 2679d-GT over other gene therapy candidates and the Company’s collaboration with Biogen for the development and commercialization of pegylated CB 2782 for the potential treatment of geographic atrophy-associated dry age-related macular degeneration. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that trials and studies may be delayed as a result of the COVID-19 virus and other factors, that trials may not have satisfactory outcomes, or that additional human trials will not replicate the results from earlier trials, that potential adverse effects may arise from the testing or use of DalcA or MarzAA, including the generation of neutralizing antibodies, which has been observed in patients treated with DalcA, the risk that costs required to develop or manufacture the Company’s products will be higher than anticipated, including as a result of delays in development and manufacturing resulting from COVID-19 and other factors, the risk that Biogen will terminate Catalyst’s agreement, competition and other risks described in the “Risk Factors” section of the Company’s quarterly report filed with the Securities and Exchange Commission on May 11, 2020, and in other filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Ana Kapor

Catalyst Biosciences, Inc.

investors@catbio.com